Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-38624 on Form S-8 of our report dated April 6, 2006, relating to the financial statements of Belden & Blake Corporation, appearing in this Annual Report on Form 10-K of Belden & Blake Corporation for the year ended December 31, 2005.
/s/Deloitte & Touche LLP
Houston, Texas
April 6, 2006